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--------                                         OMB NUMBER: 3235-0104
 FORM 3                                          Expires: December 31, 2001
                                                 Estimated average burden
--------                                         Hours per response 0.5


                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
      Itri      Loretta        M.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           Genta Incorporated (Nasdaq: GNTA       (Month/Day/Year)
     (Last)     (First)     (Middle)              3/28/2001              ----------------------------------
c/o Genta Incorporated
Two Oak Way                                ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS Identification            Person(s) to Issuer             7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
Berkeley Heights    NJ         07922          Person, if an Entity             Director          10% Owner      applicable line)
----------------------------------------      (voluntary)                -----            -----                     Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer      X    Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                         Exec. VP Clinical Research &        -----  More than One
                                                                                   Development                      Reporting Person
                                                                         ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock, par value $.001                       1,000(1)                         I                           (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one reporting person, see Instruction 5(b)(v).
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POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
VALID OMB CONTROL NUMBER.

                                                                                                                             (Over)
                                                                                                                    SEC 1473 (3-99)
FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Explanation of Responses:

(1) Does not include 11,800 shares held by the Reporting Person's spouse's individual retirement account.
(2) Held by the Reporting Person's individual retirement account.
                                                                                /s/ Loretta M. Itri               April 10, 2001
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.
  If space is insufficient, See Instruction 6 for procedure.
  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form
  displays a currently valid OMB Number.                                                                                   Page 2
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